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Exhibit 10.7

2005 Amendment to the Providian Financial Corporation Deferred Compensation Plan for Senior Executives and Directors (as amended and restated effective April 1, 1999)
Effective as of January 1, 2005

        The following amendments to the Providian Financial Corporation Deferred Compensation Plan for Senior Executives and Directors (as amended and restated effective April 1, 1999; as so amended and restated, the "Plan") are adopted effective January 1, 2005:

  1.
  Eligibility. A new last sentence is added to Section 3.1 to read as follows:

    "No Senior Executive or Non-Employee Director shall commence participation in the Plan on or after January 1, 2005."

  2.
  Deferrals. A new Section 4.6 is added to the Plan to read as follows:

    "4.6 Participants may not make deferrals hereunder on or after January 1, 2005."

  3.
  Interest. The last sentence of Section 5.4 is deleted, and the two sentences below are added to read as follows:

    "The interest rate for the quarter shall be equal to the Moody's Corporate Bond Yield Average in effect for the month immediately preceding the beginning of such quarter. In the event that the Moody's Corporate Bond Yield Average ceases to be available, the Company's chief human resources officer shall substitute a comparable rate of interest to be applied hereunder."

        Except as provided in this Amendment, the Plan is hereby ratified and confirmed in all respects.

        IN WITNESS WHEREOF this Amendment is adopted this 7th day of February 2005.

PROVIDIAN FINANCIAL CORPORATION
By:	/s/ RICHARD A. LEWEKE
Its:	Vice Chairman and Chief Human Resources Officer

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  Exhibit 10.7
2005 Amendment to the Providian Financial Corporation Deferred Compensation Plan for Senior Executives and Directors (as amended and restated effective April 1, 1999) Effective as of January 1, 2005